FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES SECOND QUARTER 2022
NET INCOME OF $0.75 PER SHARE AND CORE INCOME OF $0.90 PER SHARE

•Net income of $205 million, which includes $40 million of net investment losses, versus net income of $368 million, which includes $27 million of net investment gains in the prior year quarter. Core income of $245 million versus $341 million in the prior year quarter reflects lower investment income from LPs and common stock, partially offset by higher underwriting income and higher income from fixed income securities.
•P&C core income of $317 million versus $351 million in the prior year quarter reflects lower investment income from LPs and common stock, partially offset by pretax underwriting income of $185 million, up 64%, and higher income from fixed income securities.
•Life & Group core income of $6 million versus $43 million in the prior year quarter reflects lower investment income from LPs.
•Corporate & Other core loss of $(78) million versus core loss of $(53) million in the prior year quarter, includes a $51 million after-tax charge related to unfavorable prior period development largely associated with legacy mass tort abuse claims, including the recent Diocese of Rochester proposed settlement.
•Net investment income of $432 million pretax includes a $16 million increase from fixed income securities to $451 million, offset by a $171 million decline from LPs and common stock.
•The P&C combined ratio was 91.0%, the lowest in over five years, compared with 94.0% in the prior year quarter, including 1.8 points of catastrophe loss impact compared with 2.8 points in the prior year quarter.
•The underlying combined ratio was 90.8%,the lowest on record, compared with 91.4% in the prior year quarter. The underlying loss ratio was 60.0% and the expense ratio was 30.5%.
•P&C segments, excluding third party captives, generated gross written premium growth of 17%. Net written premium growth was 20% in the quarter. Excluding the one-time catch-up related to the addition of a property quota share reinsurance treaty in the prior period, net written premiums grew 13%.
•P&C written rate of +6% and earned rate of +8% for the quarter.
•Book value per share excluding AOCI of $45.06, a 4% increase from year-end 2021 adjusting for $2.80 of dividends per share; book value per share of $35.06 was also impacted by a decrease in AOCI reflecting the effect of higher interest rates on fixed income net unrealized gains and losses.
•Board of Directors declares regular quarterly cash dividend of $0.40 per share.

CHICAGO, August 1, 2022 --- CNA Financial Corporation (NYSE: CNA) today announced second quarter 2022 net income of $205 million, or $0.75 per share, versus $368 million, or $1.35 per share, in the prior year quarter. Core income for the quarter was $245 million, or $0.90 per share, versus $341 million, or $1.25 per share, in the prior year quarter. Net investment losses for the quarter were $40 million, which were primarily driven by mark to market losses on non-redeemable preferred stock, compared to net investment gains of $27 million in the prior year quarter.
Our Property & Casualty segments produced core income of $317 million for the second quarter of 2022, a decrease of $34 million compared to the prior year quarter driven by lower investment income from LPs and common stock, partially offset by much improved underwriting results which increased $72 million and higher income from fixed income securities. Property & Casualty segments, excluding third party captives, generated gross written premium growth of 17% and net written premium growth of 20% (13% adjusting for the impact of a one-time ceded premium catch-up related to the addition of a property quota share reinsurance treaty in the prior period), driven by strong retention of 85% and new business growth of 27%.
Our Life & Group and Corporate & Other segments produced core income (loss) for the second quarter of 2022 of $6 million and $(78) million, respectively. Corporate & Other includes a $51 million after-tax charge related to unfavorable prior period development largely associated with legacy mass tort abuse claims, including the recent Diocese of Rochester proposed settlement.
CNA Financial declared a quarterly dividend of $0.40 per share, payable September 1, 2022 to stockholders of record on August 15, 2022.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions, except per share data)	2022	2021	2022	2021
Net income	$205	$368	$518	$680
Core income (a)	245	341	561	604

Net income per diluted share	$0.75	$1.35	$1.90	$2.49
Core income per diluted share	0.90	1.25	2.06	2.21

	June 30, 2022	December 31, 2021
Book value per share	$35.06	$47.20
Book value per share excluding AOCI	45.06	46.02
(a)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.
"Core income of $245 million was down 28% this quarter due to a $171 million decline from LPs and common stock. Income from fixed income investments was up $16 million this quarter to $451 million and P&C underwriting gain was up 64%, reflecting higher underlying underwriting income, lower cats, and favorable prior period development. The underlying combined ratio of 90.8% is our lowest on record. And I am very pleased with our top-line P&C gross written premium growth ex captives of 17% in the quarter. This was driven by our strongest retention in nearly five years and very strong new business growth. Written rate change moderated only slightly this quarter to 6%, and Commercial rates have remained relatively stable at about 5%, moderating only one point from the third quarter of 2021, while earned rate of 8% remains above loss cost trends. We had fantastic P&C performance across the board in the second quarter, and we remain optimistic about the market conditions and our growth opportunities for the remainder of the year," said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2022	2021	2022	2021
Gross written premiums ex. 3rd party captives	$2,676	$2,296	$5,130	$4,566
GWP ex. 3rd party captives change (% year over year)	17%		12%
Net written premiums	$2,296	$1,909	$4,319	$3,846
NWP change (% year over year)	20%		12%
Net investment income	$227	$322	$462	$601
Core income	317	351	638	614

Loss ratio excluding catastrophes and development	60.0%	59.5%	60.0%	59.8%
Effect of catastrophe impacts	1.8	2.8	1.4	4.7
Effect of development-related items	(1.6)	(0.2)	(1.0)	(0.3)
Loss ratio	60.2%	62.1%	60.4%	64.2%

Expense ratio	30.5%	31.6%	30.7%	31.5%

Combined ratio	91.0%	94.0%	91.4%	96.0%
Combined ratio excluding catastrophes and development	90.8%	91.4%	91.0%	91.6%
•The underlying combined ratio improved 0.6 points as compared with the prior year quarter. The expense ratio improved 1.1 points compared to the prior year quarter driven by lower acquisition costs and net earned premium growth of 7%. The underlying loss ratio increased 0.5 points driven by a shift in mix of business in Commercial associated with the property quota share treaty purchased during June of 2021.
•The combined ratio improved 3.0 points as compared with the prior year quarter. Catastrophe losses were $37 million, or 1.8 points of the loss ratio in the quarter compared with $54 million, or 2.8 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 1.6 points in the current quarter compared with 0.2 points of improvement in the prior year quarter.
•P&C segments, excluding third party captives, generated gross written premium growth of 17% and net written premium growth of 20%. Excluding the impact of a one-time catch-up related to the addition of a property quota share reinsurance treaty in the prior period, net written premiums grew 13%.

Business Operating Highlights
Specialty

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2022	2021	2022	2021
Gross written premiums ex. 3rd party captives	$973	$897	$1,858	$1,713
GWP ex. 3rd party captives change (% year over year)	8%		8%
Net written premiums	$832	$786	$1,603	$1,528
NWP change (% year over year)	6%		5%
Core income	$161	$188	$324	$358

Loss ratio excluding catastrophes and development	58.6%	59.0%	58.7%	59.2%
Effect of catastrophe impacts	0.1	—	0.1	0.3
Effect of development-related items	(1.2)	(1.3)	(1.3)	(1.6)
Loss ratio	57.5%	57.7%	57.5%	57.9%

Expense ratio	30.4%	30.0%	30.7%	30.2%

Combined ratio	88.1%	87.9%	88.4%	88.3%
Combined ratio excluding catastrophes and development	89.2%	89.2%	89.6%	89.6%
•The underlying combined ratio was consistent with the prior year quarter. The underlying loss ratio improved 0.4 points as compared with the prior year quarter. The expense ratio increased 0.4 points as compared with the prior year quarter driven by higher underwriting expenses.
•The combined ratio increased 0.2 points as compared with the prior year quarter. Favorable net prior period development improved the loss ratio by 1.2 points in the quarter compared with 1.3 points of improvement in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 8% and net written premiums grew 6% for the second quarter of 2022.

Commercial

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2022	2021	2022	2021
Gross written premiums ex. 3rd party captives	$1,321	$1,060	$2,527	$2,171
GWP ex. 3rd party captives change (% year over year)	25%		16%
Net written premiums	$1,134	$831	$2,135	$1,791
NWP change (% year over year)	36%		19%
Core income	$138	$137	$270	$206

Loss ratio excluding catastrophes and development	61.5%	60.1%	61.5%	60.4%
Effect of catastrophe impacts	3.0	5.8	2.4	9.6
Effect of development-related items	(1.8)	0.8	(0.9)	0.7
Loss ratio	62.7%	66.7%	63.0%	70.7%

Expense ratio	30.0%	32.3%	30.3%	31.8%

Combined ratio	93.2%	99.6%	93.8%	103.1%
Combined ratio excluding catastrophes and development	92.0%	93.0%	92.3%	92.8%
•The underlying combined ratio improved 1.0 point as compared with the prior year quarter, reflecting the lowest underlying combined ratio on record. The expense ratio improved 2.3 points driven by lower acquisition costs and net earned premium growth of 11%. The underlying loss ratio increased 1.4 points primarily driven by a shift in mix of business associated with the property quota share treaty purchased during June of 2021. Our property coverages, which have a lower underlying loss ratio than most other commercial coverages, now represent a smaller proportion of net earned premiums.
•The combined ratio improved 6.4 points as compared with the prior year quarter. Catastrophe losses were $29 million, or 3.0 points of the loss ratio in the second quarter of 2022 compared with $51 million, or 5.8 points of the loss ratio, for the prior year quarter. Favorable net prior year development improved the loss ratio by 1.8 points in the quarter compared with 0.8 points of unfavorable development increasing the loss ratio in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 25%. Excluding the impact of a one-time catch-up related to the addition of a property quota share reinsurance treaty in the prior period, net written premiums grew 20% for the second quarter of 2022.

International

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2022	2021	2022	2021
Gross written premiums	$382	$339	$745	$682
GWP change (% year over year)	13%		9%
Net written premiums	$330	$292	$581	$527
NWP change (% year over year)	13%		10%
Core income	$18	$26	$44	$50

Loss ratio excluding catastrophes and development	58.5%	59.0%	58.6%	59.3%
Effect of catastrophe impacts	2.8	0.8	2.0	1.4
Effect of development-related items	(1.8)	(0.3)	(1.0)	(0.2)
Loss ratio	59.5%	59.5%	59.6%	60.5%

Expense ratio	32.1%	33.5%	32.4%	33.9%

Combined ratio	91.6%	93.0%	92.0%	94.4%
Combined ratio excluding catastrophes and development	90.6%	92.5%	91.0%	93.2%
•The underlying combined ratio improved 1.9 points as compared with the prior year quarter. The expense ratio improved 1.4 points driven by lower acquisition costs. The underlying loss ratio improved 0.5 points.
•The combined ratio improved 1.4 points as compared with the prior year quarter. Catastrophe losses were $7 million, or 2.8 points of the loss ratio in the second quarter of 2022, compared with $2 million, or 0.8 points of the loss ratio, for the prior year quarter. Favorable net prior year development improved the loss ratio by 1.8 points in the quarter compared with a 0.3 point improvement in the prior year quarter.
•Excluding currency fluctuations, gross and net written premiums grew 18% for the second quarter of 2022.

Life & Group

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2022	2021	2022	2021
Net earned premiums	$118	$126	$238	$246
Net investment income	201	265	413	484
Core income	6	43	29	79
Core income decreased $37 million for the second quarter of 2022 as compared with the prior year quarter primarily due to lower net investment income.
Corporate & Other

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2022	2021	2022	2021
Net investment income	$4	$4	$5	$10
Insurance claims and policyholders' benefits	57	31	49	29
Interest expense	28	28	56	56
Core loss	(78)	(53)	(106)	(89)
Core loss increased $25 million for the second quarter of 2022 as compared with the prior year quarter. The current quarter includes a $51 million after-tax charge related to unfavorable prior period development largely associated with legacy mass tort abuse claims, including the recent Diocese of Rochester proposed settlement, compared with a $32 million after-tax charge in the second quarter of 2021.
Net Investment Income

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2022	2021	2022	2021
Net investment income	$432	$591	$880	$1,095
Net investment income decreased $159 million as compared with the prior year quarter. The decrease was driven by lower LP and common stock investments, which lost (0.7)%, or $(15) million for the second quarter of 2022 compared with a return of 8.3%, or $156 million in the prior year quarter.
Stockholders' Equity
Stockholders’ equity of $9.5 billion decreased 26% from year-end 2021, primarily due to net unrealized investment losses compared to net unrealized investment gains at year-end 2021, resulting from the effect of higher interest rates on the fair value of the fixed income portfolio and dividends paid to stockholders, partially offset by net income. Net unrealized investment gains decreased $3.0 billion after-tax driven by a decrease in unrealized investment gains of $6.3 billion, partially offset by Shadow Adjustments of $2.5 billion and tax of $0.8 billion. Book value per share of $35.06 likewise decreased 26% from year-end 2021.
Book value per share ex AOCI of $45.06 increased 4% from year-end 2021 adjusting for $2.80 of dividends per share.
As of June 30, 2022, statutory capital and surplus for the Combined Continental Casualty Companies was $10,625.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 120 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe.  For more information, please visit CNA at www.cna.com.
Contact

Media:	Analysts:
Cara McCall, 312-822-1309	Ralitza Todorova, 312-822-3834
Amy C. Adams, 312-822-5533
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 8:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, Scott R. Lindquist, Executive Vice President and Chief Financial Officer of CNA Financial Corporation and other members of senior management. Participants can access the call by dialing (800) 289-0571, or for international callers, +1 (720) 543-0206. The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
•Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products to all types of insureds targeting small business, construction, middle markets and other commercial customers.
•International underwrites property and casualty coverages on a global basis through a branch operation in Canada, a European business consisting of insurance companies based in the U.K and Luxembourg and Hardy, our Lloyd's Syndicate.
•Life & Group primarily includes the results of the individual and group long term care businesses that are in run off.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re, asbestos and environmental pollution (A&EP), excess workers' compensation (EWC) and legacy mass tort.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophes and development.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss, expense and dividend ratios.
•Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.
•Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.
•Rate represents the average change in price on policies that renew excluding exposure change. For certain products within Small Business, where quantifiable, rate includes the influence of new business as well.
•Retention represents the percentage of premium dollars renewed, excluding rate and exposure changes, in comparison to the expiring premium dollars from policies available to renew.
•New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.

Statutory capital and surplus represents the excess of an insurance company's admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices. Statutory capital and surplus as of the current period is preliminary.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.

To the extent that unrealized gains on fixed income securities supporting the reserves of certain products within the Life & Group segment would result in a premium deficiency, or would impact the reserve balance if realized, a related increase in Insurance reserves is recorded, net of tax, as a reduction of net unrealized gains (losses) through Other comprehensive income (loss) (Shadow Adjustments).

Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and any cumulative effects of changes in accounting guidance. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2022	2021	2022	2021
Net income	$205	$368	$518	$680
Less: Net investment gains (losses)	(40)	27	(43)	76
Core income	$245	$341	$561	$604
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2022	2021	2022	2021
Net income per diluted share	$0.75	$1.35	$1.90	$2.49
Less: Net investment (losses) gains	(0.15)	0.10	(0.16)	0.28
Core income per diluted share	$0.90	$1.25	$2.06	$2.21
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	June 30, 2022	December 31, 2021
Book value per share	$35.06	$47.20
Less: Per share impact of AOCI	(10.00)	1.18
Book value per share excluding AOCI	$45.06	$46.02

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2022	2021	2022	2021
Annualized net income	$820	$1,473	$1,036	$1,360
Average stockholders' equity including AOCI (a)	10,165	12,379	11,160	12,688
Return on equity	8.1%	11.9%	9.3%	10.7%

Annualized core income	$982	$1,364	$1,123	$1,209
Average stockholders' equity excluding AOCI (a)	12,172	12,030	12,356	12,031
Core return on equity	8.1%	11.3%	9.1%	10.0%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2022 CNA. All rights reserved.

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